NEWS RELEASE APG: TSX AGT: AMEX

Apollo Gold Announces Unit Offering
of Approximately U.S.$5 Million

Denver, Colorado - October 31, 2006 - Apollo Gold Corporation (AMEX: AGT; TSX: APG) announced that it has entered into definitive agreements with institutional investors to sell approximately 16.7 million units through a registered offering for gross proceeds totaling approximately U.S.$5 million, before fees and expenses. The closing is expected to take place on or about November 15, 2006, subject to the satisfaction of customary closing conditions. Each unit sold in the offering will consist of one common share and one-half of one warrant to purchase one common share. The units are being sold pursuant to the Company's registration statement on Form S-3 (Registration No. 333-119198) declared effective by the Securities and Exchange Commission on October 5, 2004 and the prospectus supplement dated October 31, 2006.

Shoreline Pacific, LLC served as the placement agent for the offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The units may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Shoreline Pacific, LLC at 655 Montgomery St., Suite 1010, San Francisco, CA 94111. Fax # 415-477-9941.

About Apollo Gold

Apollo Gold is a gold mining and exploration company with a mine in Montana, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa Project, an early stage exploration project located in the Sierra Madres in Chihuahua, Mexico.

For further information: Apollo Gold Corporation Investor Relations - Marlene Matsuoka Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: info@apollogold.com	Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS

This press release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. All statements regarding the expected closing of the offering are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from these forward-looking statements include: the failure to satisfy the closing conditions of the offering, the results of independent Canadian NI 43-101 reports, the outcome of assays and additional exploration sampling and drilling efforts, variations in ore grade, mining, or processing problems or issues, the availability of external financing on acceptable terms and other factors disclosed under the heading “Risk Factors” in Apollo’s most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements included in this press release are based on information available to Apollo on the date hereof. Apollo assumes no obligation to update any forward-looking statements.

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